UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/15/2006

VIROPHARMA INCORPORATED
(Exact name of registrant as specified in its charter)

Commission File Number:  0-021699

DELAWARE	23-2789550
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

397 Eagleview Boulevard, Exton, PA 19341
(Address of principal executive offices, including zip code)

610-458-7300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On September 15, 2006, ViroPharma Incorporated (the "Company") accepted the resignation of Joshua Tarnoff as the Company's Vice President, Chief Commercial Officer. In connection with this matter, the Company and Mr. Tarnoff executed an agreement dated as of September 15, 2006 (the "Separation Agreement"), providing for compensation and benefits including (i) $105,000 payable in installments in accordance with the Company's standard payroll schedule, which is equal to one half (0.5) times Mr. Tarnoff's current annual base salary (or 6 months thereof); (ii) medical coverage continuation for Mr. Tarnoff, his spouse and dependents for twelve months; (iii) payment of up to $10,000 to cover the costs of outplacement assistance services; and (iv) accelerate the vesting of options to purchase 30,000 shares of the Company's common stock, par value $0.002 per share, granted pursuant to the terms of the Incentive Stock Option Agreement dated August 25, 2004. In consideration of such benefits, Mr. Tarnoff agreed pursuant to the terms of the Separation Agreement to release the Company from all claims, demands and causes of action related to his employment with the Company.

The Company and Mr. Tarnoff also entered into a Consulting Agreement, (the "Consulting Agreement"), pursuant to which during the period ending upon the earlier of (i) September 15, 2007 or (ii) the date that Mr. Tarnoff obtains employment with a third party, Mr. Tarnoff shall make himself reasonably available from time to time to undertake projects given to him by the Company at rates to be negotiated by the parties depending on the particular service provided and in accordance with the additional terms of the Consulting Agreement.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: September 20, 2006	By:	/s/ Thomas F. Doyle
Thomas F. Doyle
Vice President, General Counsel